Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Trisha Mount / Rachel Wilson
914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

JARDEN INCREASES AUTHORIZED SHARE REPURCHASE PROGRAM

TO $500 MILLION AND USES $250 MILLION TO EXECUTE

AN ACCELERATED SHARE REPURCHASE PROGRAM

RYE, N.Y., February 28, 2013 – Jarden Corporation (NYSE:JAH) today announced that the Board of Directors has authorized an increase to its current share repurchase program. The authorized share repurchase program is now $500 million. The new program includes the remaining $130 million of unused capacity under the Company’s existing share repurchase program.

In conjunction with the new program, Jarden has agreed to repurchase an aggregate of $250 million worth of common stock pursuant to Accelerated Stock Repurchase Agreements (“ASR Agreement”) with Barclays Bank plc. and JPMorgan Chase Bank, N.A. Jarden will fund the $250 million today at the beginning of the ASR Agreement and will receive the majority of repurchased shares at the same time. The $250 million accelerated share repurchase program will be funded with cash on hand.

The specific number of shares Jarden will ultimately repurchase under the ASR Agreement will be based on the average of the daily volume weighted average prices of Jarden’s common stock over the period. The ASR Agreement period is expected to be completed by no later than the Company’s fiscal third quarter.

About Jarden Corporation

Jarden Corporation is a leading provider of a diverse range of consumer products with a portfolio of over 100 trusted, quality brands sold globally. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Aero®, Berkley®, Campingaz® and Coleman®, ExOfficio®, Fenwick®, Gulp!®, Invicta®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Völkl® and Zoot®; Consumer Solutions: Bionaire®, Breville®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew Cornell®, Mapa®, NUK®, Pine Mountain®, Quickie®, Spontex® and Tigex®. Headquartered in Rye, N.Y., Jarden ranks #371 on the Fortune 500 and has over 25,000 employees worldwide. For in-depth information about Jarden, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s earnings per share and adjusted diluted earnings per share, expected or estimated revenue, segment earnings, net interest expense, income tax provision, cash flow from operations, and reorganization and other non-cash charges, the outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic net sales growth, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities, currencies and transportation costs and the Company’s ability to manage its risk in these areas, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, our ability to raise new debt, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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